Exhibit 10.2

PENWEST PHARMACEUTICALS CO.
Incentive Stock Option Agreement
Granted Under 2005 Stock Incentive Plan

1. Grant of Option.

     This agreement (this “Agreement”) evidences the grant by Penwest Pharmaceuticals Co., a Washington corporation (the “Company”), on [ ______ ], 20[ ___ ] (the “Grant Date”) to [ ___ ], an employee of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2005 Stock Incentive Plan (the “Plan”), a total of [ ______ ] shares (the “Shares”) of common stock, $.001 par value per share, of the Company (“Common Stock”) at an exercise price of $[         .         ] per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the business day prior to the tenth anniversary of the Grant Date (the “Final Exercise Date”).

     It is intended that the option evidenced by this Agreement shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2. Vesting Schedule.

     (a) This option will become exercisable (“vest”) as to [ ______ ].

     (b) The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of (i) the Final Exercise Date or (ii) the termination of this option under Section 3 or the Plan.

     (c) Notwithstanding the foregoing, this option shall automatically become exercisable in full (i) upon a Change in Control Event (as defined below) prior to the date the Participant ceases to be an Eligible Participant (as defined below), (ii) upon the Participant’s death or disability (within the meaning of Section 22(e)(3) of the Code) prior to the date the Participant ceases to be an Eligible Participant (as defined below) or (iii) upon the Participant’s retirement in accordance with the Company’s normal retirement policy, provided in each case that the Company has not terminated the Participant’s relationship with the Company for “cause” or determined that discharge for “cause” was warranted as specified in Section 3(e) below.

     (d) For the purposes of this Section 2, a “Change in Control Event” shall mean:

(i)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Securities Exchange Act, as amended) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the 1934 Securities Exchange Act, as amended) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii)	such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (the “Board”) (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Grant Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)	the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% of the combined voting power of the then-outstanding securities of the Acquiring Corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)	the liquidation or dissolution of the Company.

3. Exercise of Option.

     (a) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in Section 4 below. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than five whole shares.

     (b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time the Participant exercises this option, is, and has been at all times since the Grant Date, an employee of the Company (an “Eligible Participant”).

     (c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate one year after such cessation (but in no event after the Final Exercise Date), provided that (i) this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation and (ii) the Participant acknowledges that if the option evidenced by this Agreement is exercised more than three months after such cession the option evidenced by this Agreement shall not be an incentive stock option as defined in Section 422 of the Code. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

     (d) Exercise Period Upon Death or Disability. If, prior to the Final Exercise Date while the Participant is an Eligible Participant, the Participant (i) dies or (ii) becomes disabled (within the meaning of Section 22(e)(3) of the Code) and in each case the Company has not terminated such relationship for “cause” or determined that discharge for “cause” was warranted as specified in Section 3(e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant or an authorized transferee, provided that this option shall not be exercisable after the Final Exercise Date.

     (e) Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the final day of the Participant’s employment with the Company, that discharge for cause was warranted.

4. Payment Upon Exercise. Common Stock purchased upon the exercise of this option shall be paid for as follows:

     (a) in cash, by wire transfer to the Company, by bank transfer to the Company or by check payable to the order of the Company; or

     (b) by any combination of the above permitted forms of payment.

5. Tax Matters.

     (a) Withholding. No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

     (b) Disqualifying Disposition. If the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

6. Nontransferability of Option. This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

7. Headings. The headings in this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement for purposes of the interpretation or construction of this Agreement.

8. Provisions of the Plan. This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

     IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

Penwest Pharmaceuticals Co.

Dated: [ _________, 20__ ]	By:

Name:
Title:

PARTICIPANT’S ACCEPTANCE

     The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2005 Stock Incentive Plan.

PARTICIPANT:

Address: